Exhibit 1.1

New York Mortgage Trust, Inc.

AMENDMENT NO. 1
TO
EQUITY DISTRIBUTION AGREEMENT

November 27, 2019

JonesTrading Institutional Services LLC
757 Third Avenue, 23rd Floor
New York, New York 10017

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement, dated March 29, 2019 (the “Equity Distribution Agreement”), between New York Mortgage Trust, Inc., a Maryland corporation (the “Company”), and JonesTrading Institutional Services LLC (the “Placement Agent”), pursuant to which the Company agreed to sell through the Placement Agent, acting as agent and/or principal, up to an aggregate of $50,000,000 of shares of the Company’s 7.75% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, the Company’s 7.875% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, and the Company’s 8.00% Series D Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share. All capitalized terms used in this Amendment No. 1 to the Equity Distribution Agreement between the Company and the Placement Agent (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to them in the Equity Distribution Agreement. The Company and the Placement Agent agree as follows:

A.	Amendments to Equity Distribution Agreement. The Equity Distribution Agreement is amended as follows:

1.	The first sentence of the first paragraph of Section 1 of the Equity Distribution Agreement is hereby deleted and replaced with the following:

“The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through the Placement Agent, acting as agent and/or principal, up to an aggregate of $131,477,592 of shares (the “Securities”) of any of the Company’s 7.75% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), the Company’s 7.875% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), the Company’s 8.00% Series D Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”), and the Company’s 7.875% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock” and, together with the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, the “Preferred Stock”); provided, however, that in no event shall the Company issue or sell through the Placement Agent such number or dollar amount of Securities that would (i) exceed the number or dollar amount of shares of Preferred Stock registered on an effective registration statement pursuant to which the offering is being made, (ii) exceed the number of authorized but unissued shares of Preferred Stock under the Company’s organizational documents, (iii) exceed the number or dollar amount of shares of Preferred Stock permitted to be sold under Form S-3 (including General Instruction I.B.6 thereof, if applicable) or (iv) exceed the number or dollar amount of shares of Preferred Stock for which the Company has filed a Prospectus Supplement (defined below) (the lesser of (i), (ii), (iii), and (iv), the “Maximum Amount”).”

2.	The first sentence of Section 2 of the Equity Distribution Agreement is hereby deleted and replaced with the following:

“Each time that the Company wishes to issue and sell the Securities hereunder (each, a “Placement”), it will notify the Placement Agent by email notice (or other method mutually agreed to in writing by the parties) containing the parameters in accordance with which it desires the Securities to be sold, which shall at a minimum include the maximum number of each series of Preferred Stock to be offered, sold and issued (the “Placement Securities”), the time period during which sales are requested to be made, any limitation on the number of Securities that may be sold in any one day, any minimum price below which sales may not be made, and the maximum prices above which sales of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock may not be made (a “Placement Notice”), a form of which containing such parameters necessary is attached hereto as Exhibit A.”

3.	Section 5(a)(37) of the Equity Distribution Agreement is hereby deleted and replaced with the following:

“[Reserved].”

4.	The first paragraph of the Form of Placement Notice attached as Exhibit A to the Equity Distribution Agreement is hereby deleted and replaced with the following:

“Pursuant to the terms and subject to the conditions contained in the Equity Distribution Agreement between New York Mortgage Trust, Inc. (the “Company”) and JonesTrading Institutional Services LLC (the “Placement Agent”) dated March 29, 2019, as amended on November 27, 2019 (the “Agreement”), I hereby request on behalf of the Company that the Placement Agent sell [(a) up to $[●] of shares of the Company’s 7.75% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, at a minimum market price of $[●] per share and a maximum market price of $[●] per share, (b) up to $[●] of shares of the Company’s 7.875% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, at a minimum market price of $[●] per share and a maximum market price of $[●] per share, (c) up to $[●] of shares of the Company’s 8.00% Series D Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share, at a minimum market price of $[●] per share and a maximum market price of $[●] per share, and (d) up to $[●] of shares of the Company’s 7.875% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share, at a minimum market price of $[●] per share and a maximum market price of $[●] per share], beginning on [insert start date] and ending on [insert end date] [such date in the future as notified in writing (including by email) by the Company].”

5.	The second sentence of the Form of Officer’s Certificate attached as Exhibit F to the Equity Distribution Agreement shall be amended to add “, as amended on November 27, 2019” immediately before “(the “Equity Distribution Agreement”)”.

B.	Prospectus Supplement. The Company agrees to file a 424(b) Prospectus Supplement reflecting this Amendment within two business days of the date hereof.

C.	No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Equity Distribution Agreement shall continue in full force and effect.

D.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

[Signature Page Follows]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this Amendment, along with all counterparts, will become a binding agreement by and between the Placement Agent and the Company in accordance with its terms.

Very truly yours,

NEW YORK MORTGAGE TRUST, INC.

By:	/s/ Steven R. Mumma
Name: Steven R. Mumma
Title: Chief Executive Officer

CONFIRMED AND ACCEPTED, as of the date first above written:

JONESTRADING INSTITUTIONAL SERVICES LLC

By:	/s/ Burke Cook
Name: Burke Cook
Title: General Counsel